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SCHEDULE 14A INFORMATION

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EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

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The Definitive Additional Materials filed herewith relate both to TRW’s Special Meeting of Shareholders scheduled for April 22, 2002 and to TRW’s Annual Meeting of Shareholders scheduled for April 24, 2002. TRW’s proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW’s proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

News Release

News Release	TRW Inc. 1900 Richmond Road Cleveland, OH 44124

FOR IMMEDIATE RELEASE	Contact Ron Vargo, Investor Relations 216.291.7506

Jay McCaffrey, Media 216.291.7179

TRW FIRST QUARTER 2002 OPERATING EPS UP 20 PERCENT

•	Full-Year Earnings Guidance Increased To $3.55 — $3.60, Up Over 15% From 2001

•	Strategic Plan On Course

CLEVELAND, April 17, 2002 — TRW Inc. (NYSE: TRW) reported a 24 percent increase in operating earnings and a 20 percent increase in operating earnings per share for the first quarter of 2002, Chairman Philip A. Odeen announced today. “A leaner and more focused corporation, TRW again demonstrated its dedication to meeting commitments, strong profit growth, and debt reduction,” Odeen said. “Restructuring actions and increased productivity, coupled with the strengthening economy and the U.S. government’s increased defense spending, well position TRW for a strong year. For these reasons, we are increasing our 2002 guidance to $3.55 — $3.60, from $3.30.”

Financial highlights of the quarter include:

•	Operating earnings increased 24 percent to $92 million, compared with $74 million in 2001. Operating earnings per share, which excluded extraordinary and unusual items, increased 20 percent to $0.71 from last year’s $0.59 per share, exceeding analysts’ consensus estimates by 7 cents. All comparisons are on a comparable basis (2001 adjusted for SFAS 142).

•	Net debt was maintained at $5.5 billion. TRW’s cash usage improved $139 million to only $34 million during the first quarter of 2002, compared with 2001. This was due primarily to lower capital expenditures and investments in affiliates.

•	Sales of $4.1 billion and segment profit of $227 million were down 2 percent and 4 percent, respectively, from the first quarter 2001. Systems and space & electronics profits improved 5 percent due to improved program performance on flat sales. Automotive profits were unchanged despite declining revenues as strengthening North American build rates and productivity initiatives offset European volume declines and pricing pressure. Aeronautical systems’ profits declined $13 million on a 12 percent reduction in sales. Despite this performance, the company remains optimistic as an increase in orders and improved airline traffic, coupled with its restructuring program, will have a positive effect on profits for the balance of the year.

•	Corporate expenses and financing costs declined 44 percent and 18 percent, respectively, to a combined $126 million, principally due to reduced personnel and related costs resulting from the 2001 corporate restructuring, deleveraging initiatives, and lower interest rates.

•	GAAP net earnings were $91 million, a 17 percent increase to $0.71 per share, which compares with $78 million, or $0.62 per share, in the same quarter of 2001, after adjustment to reflect the effects of SFAS 142. GAAP net earnings for the first quarter of 2001 were $55 million.

•	Fiscal 2002 earnings reflect TRW’s adoption of FASB’s Statement of Financial Accounting Standards No. 142 (SFAS 142) “Goodwill and Other Intangible Assets”, adopted January 1, 2002, whereby goodwill is no longer being amortized.

“TRW’s operating team remains committed to and focused on meeting or exceeding all of our customer and shareholder commitments. The company’s strong first quarter results reflect the organization-wide changes and cost-saving initiatives we undertook last year. This positive momentum will continue as our deleveraging initiatives and restructuring actions contribute additional savings,” Odeen said. “Moreover, our recently announced strategic plan, which calls for the sale of aeronautical systems and the spin-off of the automotive business, positions TRW to deliver significantly greater value to our shareholders through the establishment of two pure-play, independent, and well-capitalized companies.

“TRW’s space & electronics and systems businesses are exceptionally well aligned with the U.S. government’s increased spending on defense and homeland security initiatives. Our strength in communications, information technology, and a range of technologies key to an effective missile defense system positions us to benefit from the ongoing defense transformation,” Odeen added. “We are also optimistic about the overall outlook for the global automotive business. TRW’s automotive business is among the world’s top ten Tier 1 suppliers, with broad customer and geographical diversification. Industry projections for this year’s North American light vehicle production, which affect nearly half of our automotive sales, have increased over the past several months.”

Automotive

Automotive sales for the first quarter of 2002 were $2.6 billion, essentially unchanged compared to the prior year. A slight improvement in North American light vehicle production volumes and incremental sales from new products, such as electrically assisted steering (EAS) modules and side-impact air bags, largely offset the negative effects of a difficult European production environment, currency translation, pricing, and sales lost due to businesses divested in 2001. Profit margin in the quarter improved to 4.6 percent, resulting in operating profit of $119 million. This margin improvement resulted from the favorable impact of cost reduction programs that more than offset the effects of pricing, currency translation, and new product mix.

During the quarter, TRW automotive began shipping its electrically powered steering (EPS) product to Nissan, following the successful launch of the product with FIAT. In total, EAS revenues are expected to grow from approximately $200 million in 2001 to more than $1 billion in 2006. TRW has leading market share positions and technologies, which well position the company to leverage this growth opportunity. The business launched its first revolutionary radar-enabled adaptive cruise control (ACC) system for the Volkswagen Group (VW) and has been selected to deliver ACC on four additional VW luxury and mid-range platforms. During the quarter, TRW also was selected by Toyota to supply the first full foundation brake system for the automaker’s new UK-built Corolla. With its broadly diverse business mix, TRW automotive also is increasing sales to other Asia/Pacific- and Europe-based OEMs.

Systems

TRW systems’ operating profit increased to $56 million, an improvement of $4 million, or 7 percent, compared with the first quarter of 2001. This was due to improved program performance, which resulted in an operating profit margin of 7.2 percent in 2002, compared with 6.7 percent in 2001. First quarter 2002 sales declined $11 million, or 1 percent, from the previous year. In the first quarter 2001, TRW successfully completed the TESS and U.S. Census contracts. Excluding the effect of the TESS and U.S. Census contracts on 2001, sales in 2002 grew by approximately 5 percent. These contracts will only minimally affect comparisons in future quarters.

Delivering on its long-term commitment to the U.S. Air Force to ensure the readiness of the nation’s ICBM force, the TRW team delivered the first Minuteman III missiles equipped with remanufactured solid rocket boosters. Under a series of production contract options with a total potential value of $1.4 billion, TRW will upgrade several hundred missiles over the next six years. Building on its role as the ICBM prime integration contractor, TRW was awarded a $170 million contract modification by the U.S. Air Force for the Safety Enhanced Reentry Vehicle (SERV) program. The United States plans to retrofit Minuteman IIIs with SERVs to maintain an effective ICBM arsenal.

TRW continued its string of successes in support of the nation’s missile defense program. The company’s battle management command, control, and communications system — which is at the heart of missile defense - demonstrated its ability to deal with increasingly complex threats when it scored a successful intercept in a March flight test. Because of TRW’s range of capabilities, the company was made a key player on both national teams created to deploy an effective ballistic missile defense system. With the U.S. government’s increased spending to bolster homeland security, TRW continued to upgrade and enhance public-safety systems for federal, state, and local customers. Included was a new contract to assist Florida’s Jacksonville International Airport enhance its overall security and meet federal baggage screening requirements.

Space & Electronics

TRW space & electronics’ sales improved $17 million, or 4 percent, to $501 million while operating profit improved by nearly $1 million, or 2 percent, to $35 million over the first quarter of 2001. Increases in the Advanced EHF communications and avionics programs offset the discontinuation of the Astrolink program.

Space & electronics is extremely well positioned to apply its unique advanced technologies in areas of growth for the U.S. defense program. TRW successfully completed test firing of the first laser module for the Airborne Laser (ABL) missile defense program. The firings produced record power levels and exceeded the power requirements of the ABL mission. TRW’s program to build the integrated avionics for the recently awarded Joint Strike Fighter also began ramping up during the first quarter. A leading producer of scientific satellites, TRW shipped NASA’s Aqua Earth Observing System spacecraft to Vandenberg Air Force Base for a launch planned for April.

TRW took another major step toward commercialization of extreme ultraviolet lithography (EUV) equipment. The company’s subsidiary, Cutting Edge Optronics, demonstrated a 1500-watt laser module, the most powerful produced yet for this application, which forms the heart of the laser-produced plasma source for EUV semiconductor lithography. Velocium introduced several new gallium arsenide- and indium phosphide-based products designed to extend bandwidth and speed communications for both government and commercial markets.

Aeronautical Systems

Although beginning to recover from the post-September 11 environment, business activity in the commercial aircraft industry slowed sharply, compared with the first quarter of 2001. This drop in business activity is the primary reason for the first quarter reduction in aeronautical systems’ sales of $33 million and a decline in operating profits of $13 million to $17 million. The outlook for the remainder of the year is improving, as orders for spares have stabilized and expenditures associated with critical milestones in new product development programs are declining. In addition, restructuring activities are on track and will generate greater cost savings as the year unfolds.

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets. The company’s news releases are available through TRW’s corporate web site www.trw.com . Investors and the general public are invited to listen to an internet webcast of the company’s quarterly conference call, beginning 11:00 a.m. eastern time today, April 17, 2002. This webcast can be accessed through www.trw.com/investorpresentation.

This communication contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. Shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside TRW’s control. Further, TRW’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which TRW has made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any sale of the company’s aeronautical business will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the company will spin off the automotive business or that such spin-off will be complete by the end of the year; (iii) that the company’s strategic plan will deliver any particular level of value to TRW shareholders; (iv) that the commercial aerospace industry will stabilize; (v) that North American 2002 light vehicle production will increase from 2001 levels; and (vi) that 2002 earnings per share estimates will be met or exceeded. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

###

TRW Inc.
All amounts except earnings per share are in millions
(Unaudited)

	Includes application of FAS 142 *			As Reported
			Q1 '02 vs. Q1 '01
	Q1 2002	Q1 2001 - Adjusted	% Change**	Q12001

Sales
Automotive	$2,571	$2,629	-2%	$2,629
Systems	778	789	-1%	789
Space & Electronics	501	484	4%	484
Aeronautical Systems	232	265	-12%	265

Total	$4,082	$4,167	-2%	$4,167

	Operating		Operating		Operating		Operating
	earnings		earnings		earnings		earnings
	before	including	before	including	before	including	before	including
	unusuals	unusuals	unusuals	unusuals	unusuals	unusuals	unusuals	unusuals

Profit Before Taxes
Automotive	$119	$113	$119	$114	—	—	$103	$98
Systems	56	56	52	52	7%	7%	48	48
Space & Electronics	35	44	35	35	2%	27%	34	34
Aeronautical Systems	17	17	30	34	-44%	-52%	25	29

Profit Before Taxes	227	230	236	235	-4%	-2%	210	209

Corporate Expense / Other	(20)	(26)	(34)	(40)	44%	37%	(34)	(40)
Financing Cost	(106)	(106)	(130)	(130)	18%	18%	(130)	(130)
Net Employee Benefits Income	31	31	34	34	-8%	-8%	34	34

Earnings Before Taxes and Extraordinary Items	$132	$129	$106	$99	26%	31%	$80	$73
Income Taxes	40	40	32	21			29	18

Net Earnings Before Extraordinary Items	$92	$89	$74	$78	24%	14%	$51	$55
Extraordinary Items Net of Income Taxes	2	2	—	—			—	—

Net Earnings	$94	$91	$74	$78	28%	17%	$51	$55

Earnings Per Share
Diluted:
Net Earnings Before Extraordinary Items	$0.71	$0.69	$0.59	$0.62	20%	11%	$0.41	$0.44
Net Earnings	0.73	0.71	0.59	0.62	24%	15%	0.41	0.44
Number of Shares:
Diluted	127.6		124.9				124.9

Margins

Automotive	4.6%	4.4%	4.5%	4.3%			3.9%	3.7%
Systems	7.2%	7.2%	6.7%	6.7%			6.1%	6.1%
Space & Electronics	7.1%	8.8%	7.2%	7.2%			7.1%	7.1%
Aeronautical Systems	7.0%	7.0%	11.1%	12.7%			9.2%	10.9%
Total Segments	5.6%	5.6%	5.7%	5.6%			5.0%	5.0%

*	Effective 1/1/02.
**	Percentages calculated on amounts rounded to the nearest hundred thousand.

TRW Inc.
Earnings Reconciliation Schedule — First Quarter 2002

	($M)	($)
	Earnings	EPS

Net Operating Earnings Before Unusual Items and Extraordinary Items	$92	$0.71
Unusual Items:
Automotive
Restructuring and asset impairment charges	(4)	(0.03)
Space & Electronics
Gains on sale of RFMD stock	5	0.04
Corporate
Unsolicited exchange offer/defense costs	(4)	(0.03)

Net Earnings Before Extraordinary Items	$89	$0.69
Extraordinary Items	2	0.02

Net Earnings	$91	$0.71

TRW Inc.
All amounts are in millions

SUMMARY BALANCE SHEETS

	March 31	December 31
	2002	2001

	(Unaudited)
ASSETS
Cash and cash equivalents	$270	$240
Accounts receivable	1,744	1,596
Interest in securitized receivables	191	162
Inventories	802	763
Other current assets	428	401

Total current assets	3,435	3,162

Property, plant & equipment — net	3,461	3,542
Intangible assets — net	573	651
Goodwill	3,352	3,160
Investments in affiliated companies	192	245
Other notes and accounts receivable	222	223
Other assets	403	590
Prepaid pension cost	2,863	2,871

Total assets	$14,501	$14,444

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Short-term debt	$456	$115
Trade accounts payable	1,867	1,742
Current portion of long-term debt	459	724
Other current liabilities	2,063	2,177

Total current liabilities	4,845	4,758

Long-term debt	4,817	4,870
Long-term liabilities	1,952	1,944
Deferred income taxes	566	612
Minority interests in subsidiaries	74	74
Total shareholders’ investment	2,247	2,186

Total liabilities and shareholders’ investment	$14,501	$14,444

CAPITALIZATION
Total debt	$5,732	$5,709
Cash and cash equivalents	(270)	(240)

Net debt	5,462	5,469

Shareholders’ investment and minority interests	2,321	2,260

Total capital	$7,783	$7,729

Net debt to total capital	70.2%	70.8%

Receivables securitized and sold	$368	$327

TRW Inc.
 All amounts are in millions

STATEMENTS OF CASH FLOWS (Unaudited)

	Three months ended

	March 31	March 31
	2002	2001

OPERATING ACTIVITIES
Net earnings	$91	$55
Adjustments to reconcile net earnings to net cash provided by(used in) operating activities
Depreciation and amortization	163	200
Pension income	(59)	(61)
Net gain on sale of assets	(9)	(30)
Deferred income taxes	—	12
Other—net	21	21
Changes in assets and liabilities, net of effects of businesses acquired or divested
Accounts receivable, net	(232)	(153)
Accounts receivable securitized and sold	41	—
Inventories	(44)	14
Trade accounts payable	136	9
Prepaid expenses and other liabilities	(58)	(197)
Other—net	37	118

Net cash provided by (used in) operating activities	87	(12)

INVESTING ACTIVITIES
Capital expenditures including other intangibles	(108)	(167)
Net proceeds from sale of assets	10	66
Other—net	15	(54)

Net cash used in investing activities	(83)	(155)

FINANCING ACTIVITIES
Increase (decrease) in short-term debt	312	(299)
Proceeds from debt in excess of 90 days	263	626
Principal payments on debt in excess of 90 days	(543)	(125)
Dividends paid	(22)	(44)
Other—net	16	(3)

Net cash provided by financing activities	26	155
Effect of exchange rate changes on cash	—	13

Increase in cash and cash equivalents	30	1
Cash and cash equivalents at beginning of period	240	267

Cash and cash equivalents at end of period	$270	$268